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                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)
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
                                                     Six
                                                   Months
                                                    Ended             Year Ended September 30,
                                                  March 31,   ----------------------------------------
                                                    1999       1998       1997       1996       1995
                                                   -------    -------    -------    -------    -------
EARNINGS:
Earnings before income taxes                       $59,864    $57,007    $63,275    $61,717    $39,759
Interest expense                                     8,656     17,383     16,696     15,921     16,632
Amortization of debt discount and expense              106        200        176        173        206
Interest component of rental expense                   722      1,624      1,887      1,838      1,604
                                                   -------    -------    -------    -------    -------
                                                   $69,348    $76,214    $82,034    $79,649    $58,201
                                                   =======    =======    =======    =======    =======
COMBINED FIXED CHARGES AND PREFERRED
        STOCK DIVIDENDS:
Interest expense                                   $ 8,656    $17,383    $16,696    $15,921    $16,632
Amortization of debt discount and expense              106        200        176        173        206
Allowance for funds used during
        construction (capitalized interest)             18         39        114        107         65
Interest component of rental expense                   722      1,624      1,887      1,838      1,604
Preferred stock dividend requirements                  775      2,160      2,764      2,765      2,778
Adjustment required to state preferred stock
        dividend requirements on a pretax basis        472      1,304      1,754      1,685      1,164
                                                   -------    -------    -------    -------    -------
                                                   $10,749    $22,710    $23,391    $22,489    $22,449
                                                   =======    =======    =======    =======    =======
Ratio of earnings to combined fixed charges
        and preferred stock dividends                 6.45       3.36       3.51       3.54       2.59
                                                   =======    =======    =======    =======    =======
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